800 Cabin Hill Drive
Greensburg, PA 15601
(724) 838-6993 FAX:(724)830-5151
dhertzo@alleghenyenergy.com

June 10, 2004

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:       Declaration of Allegheny Energy, Inc. in File No. 70-10201

Ladies and Gentlemen:

        This opinion is furnished to the Securities and Exchange Commission (the “Commission”) in connection with the Declaration filed on February 13, 2004, as amended on March 5, 2004 and June 10, 2004, by Allegheny Energy, Inc. (“Allegheny”) in File No. 70-10201 under the Public Utility Holding Company Act of 1935, as amended (the “Act”). The Declaration requests an order of the Commission authorizing it: (1) to require simple majority voting on all matters to be submitted for stockholder approval, and specifically: (a) to amend its bylaws or Charter to opt out of the Maryland Control Share Acquisition Act and (b) to eliminate the application of provisions of the Maryland Business Combination Act to the extent these provisions require supermajority approval of certain business combinations; (2) to declassify the Board of Directors (items (1) and (2) are referred to herein as the “Proposed Amendments”); and (3) to solicit proxies to implement the Proposed Amendments, as well as to solicit proxies in connection with a stockholder proposal to make the adoption or extension of any shareholder rights agreement (poison pill) subject to a stockholder vote. On March 12, 2004, the Commission issued a notice of the Declaration and an order authorizing proxy solicitations for the Proposed Amendments.

        I am the Vice President and General Counsel of Allegheny and, as such, I am familiar with the Proposed Amendments and related solicitation of proxies. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and other documents as I have considered relevant and necessary as a basis for the opinions expressed herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies, and the authenticity of the originals of such latter documents.

        I am a member of the bar of the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than New York and the federal laws of the United States of America. My opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without independent investigation, that the laws of such other jurisdiction do not differ in any relevant or material way from the laws of the State of New York or the federal laws of the United States of America.

        In my examination of the documents described above and in rendering the opinions set forth below, I also have assumed, without independent investigation, that:

               (a)       any regulatory approvals required with respect to the Proposed Amendments and related solicitation of proxies shall have been obtained and shall remain in full force and effect;

               (b)        the Proposed Amendments and related solicitation of proxies have been duly authorized by all necessary corporate actions;

               (c)        the Commission shall have duly entered an appropriate order or orders with respect to the Proposed Amendments and related solicitation of proxies as described in the Declaration, granting and permitting the Declaration to become effective under the Act and the rules and regulations thereunder, and the Proposed Amendments and related solicitation of proxies shall have been consummated in accordance with the Declaration; and

               (d)        no act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

        Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, I am of the opinion that, in the event the Proposed Amendments and related solicitation of proxies are implemented in accordance with the Declaration:

               1.        All state laws applicable to the Proposed Amendments and related solicitation of proxies will have been complied with.

               2.        No equity securities are to be issued, nor will any securities or assets be acquired, by Allegheny in connection with the Proposed Amendments and related solicitation of proxies.

               3.        The implementation of the Proposed Amendments and related solicitation of proxies will not violate the legal rights of the holders of any securities issued by Allegheny or any associate company thereof.

        This opinion is being delivered solely for the benefit of the person to whom it is addressed. It may not be relied upon by any other person for any other purpose without my prior written consent. I hereby consent to the use of this opinion as an exhibit to the Declaration.

Very truly yours, /s/ David B. Hertzog David B. Hertzog